MANAGEMENT’S ASSERTION ON
COMPLIANCE WITH REGULATION AB CRITERIA

KeyCorp Real Estate Capital Markets, Inc. (the “Asserting Party”) is responsible for assessing compliance for the transactions listed on Attachment A for the period January 1, 2006 through December 31, 2006 (the “Reporting Period”), with the servicing criteria set forth in Title 17, Section 229.1122(d) of the Code of Federal Regulations (the “CFR”), except for the criteria set forth in Sections 229.1122(d)(1)(iii), 229.1122(d)(3)(i) - (iv), 229.1122(d)(4)(xv) which the Asserting Party has concluded are not applicable to the servicing of the transactions listed on Attachment A, backed by commercial mortgage loans and serviced by the Asserting Party (the “Applicable Servicing Criteria”).

The Asserting Party has assessed compliance with the Applicable Servicing Criteria for the Reporting Period and has concluded that the Asserting Party has complied, in all material respects, except as discussed in Attachment B, with the Applicable Servicing Criteria for the transactions listed on Attachment A backed by commercial mortgages serviced by the Asserting Party.

Ernst & Young LLP, an independent registered public accounting firm, has issued an attestation report on the assessment of compliance with the Applicable Servicing Criteria for the Reporting Period as set forth in this assertion.

KeyCorp Real Estate Capital Markets, Inc.

By:	/s/ Marty O'Connor	/s/ Tony Nemec
	Marty O’Connor	Tony Nemec
	Executive Vice President	Senior Vice President
	Loan Servicing & Asset Management	Investor Reporting & Operations

/s/ Bryan Nitcher
Bryan Nitcher
Senior Vice President
Asset Management & Conversions

Date: 3/9/07

Attachment A

Commercial Mortgage Pass-Through Certificates
KeyCorp Real Estate Capital Markets, Inc.

ML-CFC, Series 2006-2, dated 06/01/2006
Bank of America Commercial Mortgage, Inc, Series 2006-1, dated 03/01/2006
Merrill Lynch Floating Trust Pass-Through Certificates, Series 2006-1, dated 11/01/2006
Credit Suisse First Boston Mortgage Series Corp., Series 2006-C1, dated 03/01/2006
Credit Suisse First Boston Mortgage Series Corp., Series 2006-C4, dated 09/01/2006
Credit Suisse First Boston Mortgage Series Corp., Series 2006-C5, dated 12/01/2006
Credit Suisse First Boston Mortgage Series Corp., Series 2006-OMA, dated 02/10/2006
Credit Suisse First Boston Mortgage Series Corp., Series 2006-TFL1, dated 04/09/2006
Credit Suisse First Boston Mortgage Series Corp., Series 2006-TFL2, dated 11/09/2006
Structured Asset Securities Corporation II, LBUBS Commercial Mortgage Trust 2006-C7, dated 11/13/2006

Attachment B*

Commercial Mortgage Pass-Through Certificates
KeyCorp Real Estate Capital Markets, Inc.

1.
KeyCorp Real Estate Capital Markets, Inc. (KCRECM) has identified the following noncompliance with servicing criteria 1122(d)(2)(vii) and 1122(d)(4)(i) applicable to the commercial loans securitized during the year ended December 31, 2006 as follows:

a)	1122(d)(2)(vii)- Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts.

b)	1122(d)(4)(i)- Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.

2.	KCRECM has implemented the following remediation procedures:

a)
1122(d)(2)(vii)-Although monthly reconciliations were performed timely, reconciling items were not cleared within ninety days. Appropriate steps will be taken to resolve, within ninety days of identification, all reconciling items on the custodial account bank reconciliations.

b)
1122(d)(4)(i)-Original Letters of Credit were maintained by the Document Custodian instead of KCRECM. Steps have been taken to retain and secure all original Letters of Credit in KCRECM’s offices, instead of maintaining them with the Document Custodian.

*Accountants’ attestation report covers only item 1 of this Attachment B